Exhibit 21.1

Subsidiaries of MJ Holdings, Inc.

Prescott Management, LLC

Icon Management, LLC

Farm Road, LLC

Condo Highrise Management, LLC

Red Earth Holdings, LLC

Red Earth, LLC

HDGLV, LLC

Q-Brands, LLC

Alternative Hospitality, Inc.

Campus Production Studios, LLC

Unique Sales Management, LLC

One Source CBD, LLC

MJ International Research Company Limited